Consent of Independent Auditor	Raymond Chabot Grant Thornton LLP
Suite 2000
National Bank Tower
600 De La Gauchetière Street West
Montréal, Québec H3B 4L8

Telephone: 514-878-2691
Fax: 514-878-2127
www.rcgt.com

We have issued our independent auditor’s report dated November 7, 2011 with respect to the consolidated financial statements included in the Annual Report of Sand Technology Inc. on Form 20-F for the year ended July 31, 2011. We hereby consent to the incorporation of said report in the Form 20-F, and to the incorporation by reference of said report in the Registration Statements of Sand Technology Inc. on Forms S-8 (File No. 333-08538, effective March 27, 1998 and File No. 333-07462, effective August 20, 1997) and Form F-3 (File No. 333-51014, effective August 18, 2000).

Montréal, Canada,
November 11, 2011

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1 Chartered accountant auditor permit no. 20518

Chartered Accountants
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